UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2016

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.06.	Material Impairments.

As previously announced on September 14, 2016, Zebra Technologies (the “Company”) entered into a definitive agreement to sell its wireless LAN (WLAN) business to Extreme Networks, Inc. for gross proceeds of $55 million. The sale is expected to close in the fourth quarter of 2016 subject to customary conditions and regulatory approvals. Management of the Company determined that assets related to WLAN are required to be classified as assets held for sale. As a result, the assets related to WLAN will be reflected on the Company’s consolidated balance sheet at the lower of the net assets carrying value or fair value less cost to sell. The Company is in the process of evaluating the accounting for disposition, but the Company currently expects to record a non-cash pre-tax charge in the range of approximately $65 - $80 million. Such estimated amount includes an impairment of long-lived assets, primarily allocated intangibles and goodwill. The Company will reflect the amount of the non-cash charge in its third quarter financial results. In addition, the Company is unable at this time to determine the size or impact of income tax consequences related to the transaction.

The Company will fully describe and disclose the amount of the non-cash charge in its Quarterly Report on Form 10-Q for the third quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: September 20, 2016	By:	/s/ Michael Smiley
Michael Smiley
Chief Financial Officer